Exhibit 75

THOMAS F. KUMMER
VON S. HEINZ
KUMMER KAEMPFER BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, Nevada 89109
(702) 792-7000

RORY O. MILLSON
SANDRA C. GOLDSTEIN
CRAVATH, SWAINE & MOORE
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Attorneys for Plaintiffs


                     UNITED STATES DISTRICT COURT

                          DISTRICT OF NEVADA

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ITT CORPORATION, BETTE B. ANDER
SON, RAND V. ARASKOG, NOLAN D.    )
ARCHIBALD, ROBERT A. BOWMAN, ROB
ERT A. BURNETT, PAUL G. KIRK, JR.,)
EDWARD C. MEYER, BENJAMIN F.         CV-S-97-00893-DWH-(RLH)
PAYTON, VIN WEBER, MARGITA E.     )
WHITE, AND KENDRICK R. WILSON,
III,                              )

                    Plaintiffs,   )

              vs.                 )

HILTON HOTELS CORPORATION and HLT )
CORPORATION,
                                  )
                    Defendants.
                                  )
----------------------------------

                 PLAINTIFFS' MOTION AND MEMORANDUM OF
                  POINTS AND AUTHORITIES PURSUANT TO
                        FED. R. CIV. P. RULE 57

          Pursuant to Fed. R. Civ. P. Rule 57, plaintiffs hereby move for a speedy hearing on the merits of their declaratory judgment action filed herewith.

          DATED this 16th day of July, 1997.

                          KUMMER KAEMPFER BONNER & RENSHAW,


                                /s/ Von S. Heinz
                             By:-----------------------------
                                THOMAS F. KUMMER
                                VON S. HEINZ
                                Seventh Floor
                                3800 Howard Hughes Parkway
                                Las Vegas, Nevada 89109
                                (702) 792-7000

                                RORY O. MILLSON
                                SANDRA C. GOLDSTEIN
                                CRAVATH, SWAINE & MOORE
                                825 Eighth Avenue
                                New York, NY 10019
                                (212) 474-1000
                                Attorneys for Plaintiffs

                 MEMORANDUM OF POINTS AND AUTHORITIES

     On July 15, 1997, the ITT Board of Directors (the "Board") approved a comprehensive plan involving the spinoff of ITT's three distinct businesses, together with repurchases of equity and debt (the "Plan"). The Board believes that the Plan is in the best interests of ITT, its stockholders and other concerned constituen cies. The Board believes that there are compelling business justifications for the Plan without regard to Hilton's tender offer, and further that the existence of Hilton's inadequate and coercive bid makes the Plan even more important for ITT's stock holders and other constituencies.

     Despite the merits of the Plan, Hilton is likely to sue to prevent its implementation.

     Hilton has already taken action in this Court on four separate occasions in connection with its offer. First, Hilton tried to enjoin ITT from increasing the size of its board, when ITT had not indicated any intention to do so. Second, Hilton tried to obtain a temporary restraining order enjoining ITT from commencing suit in another jurisdiction, which, again, ITT had not indicated any intention to do. Third, Hilton moved to compel ITT to hold its annual meeting in May, despite the fact that, because of Hilton's delay in bringing this claim, the relief it sought could not have been granted, and despite its chief executive officer's public concession on the timing of the meeting. Fourth, Hilton amended its complaint to add a claim relating to change in control

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provisions in ITT's contracts with the owners of some of its managed hotels, despite the fact that one of these owners has told Hilton that the owners, not ITT, insisted on the inclusion of that provision because of their concerns about Hilton's plans for Sheraton. [1] In light of these prior claims, another challenge now seems likely.

     Pursuant to the Plan, the equity tender offer is scheduled to commence promptly, and the debt tender offer and the distributions required to effectuate the Spinoff are currently scheduled to take place in September. Given the likelihood of a challenge by Hilton, plaintiffs have today commenced an action for declaratory relief in this Court. Declaratory relief is appropriate wherever an "actual controversy" exists. 28 U.S.C. ss.ss. 2201, 2202. Declaratory judgment actions are justiciable if "there is a substantial controversy, between parties having adverse legal interests, of sufficient immediacy and reality to warrant the issuance of a declaratory judgment." Seattle Audubon Society v. Moseley, 80 F.3d 1401, 1405 (9th Cir. 1996); National Basketball Ass'n v. SDC Basketball Club, 815 F.2d 562, 565 (9th Cir. 1987).

     Pursuant to Fed. R. Civ. P. Rule 57, plaintiffs seek a speedy hearing on the merits. Fed. R. Civ. P. Rule 57 provides:

--------
     [1]
See Motion of ITT Corporation To Dismiss Counts III-VII Of The First Amended Complaint Or, In The Alternative, For Partial Summary
Judgment, dated July 2, 1997, at 6-8.

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"The court may order a speedy hearing of an action for a declarato ry judgment and may advance it on the calendar."


"The purpose of this provision is to enable a court to adjudicate a declaratory judgment action in a speedy and expeditious manner if the court deems that the issues in the case require early resolu tion in order to avoid the accrual of actual damages, harm to a litigant, or otherwise to further the remedial purposes of the Act." 3D Moore's Federal Practice, ss. 57.22[3] (1997). ITT wants to ensure that its Plan is litigated not in the press, as has been Hilton's preference, but on a reasonable schedule in this Court that will enable the Plan to proceed on schedule. In order to help expedite a hearing on the merits, ITT submits herewith what it proposes as its opening brief. The issues involved are not complicated. Under Nevada law, a declaration should issue unless Hilton can show that the Board does not have the authority to approve the Plan or that the Board has not exercised its powers "in good faith and with a view to the interests of the corporation." NRS 78.138(1). For the foregoing reasons, ITT respectfully submits that a speedy hearing on the merits is appropriate.

     DATED this 16th day of July, 1997.

                         KUMMER KAEMPFER BONNER & RENSHAW,

                           By:/s/ Von S. Heinz
                              ----------------------
                              THOMAS F. KUMMER
                              VON S. HEINZ
                              Seventh Floor
                              3800 Howard Hughes Parkway
                              Las Vegas, Nevada 89109
                              (702) 792-7000

                              RORY O. MILLSON
                              SANDRA C. GOLDSTEIN
                              CRAVATH, SWAINE & MOORE
                              825 Eighth Avenue
                              New York, NY 10019
                              (212) 474-1000
                              Attorneys for Plaintiffs

                        CERTIFICATE OF SERVICE

Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing PLAINTIFFS' MOTION AND MEMORANDUM OF POINTS AND AUTHORITIES PURSUANT TO FED. R. CIV. P. 57 was made this date by delivering by hand a true copy of the same to the following:

Steve Morris
Kristina Pickering
SCHRECK MORRIS
1200 Bank of America Plaza
300 South Fourth Street
Las Vegas, NV 89101

and by delivering by facsimile this date and by overnight mail a true copy of the same to the following:

Bernard W. Nussbaum
Eric M. Roth
Marc Wolinsky
Scott L. Black
WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, NY 10019

DATED this 16th day of July, 1997.



/s/ Carol Ann Slater
---------------------
An Employee of Kummer Kaempfer
  Bonner & Renshaw